UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SCANSOURCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCANSOURCE, INC.

6 Logue Court

Greenville, South Carolina 29615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 7, 2006

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina, on Thursday, December 7, 2006, at 10:00 a.m., local time, for the following purposes:

(1)	To elect five members to the Board of Directors;

(2)	To approve the ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan;

(3)	To ratify the appointment of the Company’s independent auditors for the fiscal year ending June 30, 2007; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on the books of the Company at the close of business on October 19, 2006 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited and urged to attend the Annual Meeting in person, but if you are unable to do so, please date, sign and promptly return the enclosed proxy card in the enclosed postage paid envelope. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.

James G. Foody Chairman of the Board

October 26, 2006

SCANSOURCE, INC.

6 Logue Court

Greenville, South Carolina 29615

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ScanSource, Inc. (the “Company”) to be used in voting at the Annual Meeting of Shareholders of the Company to be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina, on Thursday, December 7, 2006, at 10:00 a.m., local time, and at any adjournments thereof (the “Annual Meeting”). This Proxy Statement and the accompanying notice and form of proxy are being mailed to shareholders commencing on or about October 26, 2006.

Any shareholder who executes the form of proxy referred to in this Proxy Statement may revoke it at any time before it is exercised. The proxy may be revoked by giving written notice to the Secretary of the Company of such revocation, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Whether or not you plan to attend, you are urged to sign and return the enclosed proxy.

The cost of preparing, assembling and mailing this Proxy Statement and the form of proxy will be borne by the Company. Directors, officers and employees of the Company may also solicit proxies personally or by mail, telephone or facsimile. No compensation will be paid for such solicitations. The Company has also hired Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and the solicitation of votes and expects to pay a fee of approximately $2,000 plus expenses for these services. In addition, the Company will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at the request of the Company, may send proxies and proxy solicitation material to their clients and principals.

Voting Securities Outstanding

The Board of Directors has fixed the close of business on October 19, 2006 as the record date and time for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. As of such date, 25,742,681 shares of the Company’s no par value common stock (the “Common Stock”) were outstanding. All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting, and no other outstanding shares of capital stock of the Company are eligible to be voted at the Annual Meeting. Cumulative voting for the election of directors is not available under the Company’s Articles of Incorporation. Consequently, each eligible share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. The election of directors will be by plurality vote as indicated below. For each other matter specified in this Proxy Statement to be submitted for shareholder approval at the Annual Meeting, the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present in person or by proxy and entitled to vote and therefore will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Broker non-votes will be considered shares present but not entitled to vote and therefore will have no effect on the outcome of the vote on such matters. A broker non-vote occurs when a broker or other nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

The Bylaws of the Company provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and at any adjournments thereof. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining if a quorum is present at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the shareholders holding a majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. Directors, officers and employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or telegram. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

PROPOSAL ONE

ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting. Pursuant to the authority granted to it by the Company’s Bylaws, the Board of Directors has set the size of the Board of Directors at five members.

The Board of Directors has recommended each of the five existing members of the Board of Directors as the five nominees for election as directors at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors shall have been elected and qualified. The following are the Company’s nominees for election as directors at the Annual Meeting: Michael L. Baur, Steven R. Fischer, James G. Foody, Michael J. Grainger and John P. Reilly.

In accordance with the Bylaws of the Company, those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) will be elected to the Board of Directors. Abstentions and shares held in street name that are not voted in the election of directors (i.e., broker non-votes) will not be included in determining the number of votes cast in the election of directors. The proxies solicited for the Annual Meeting cannot be voted for a greater number of persons than five, the number of nominees named. Cumulative voting in the election of directors is not permitted by the Company’s Articles of Incorporation. If any nominee shall become unavailable for any reason, the persons named in the form of proxy shall vote for a substitute nominee or vote to reduce the number of directors to be elected as directed by the Board of Directors. The Board of Directors has no reason to believe that any of the five nominees listed above will not be available for election as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

APPROVAL OF THE AMENDED AND RESTATED

DIRECTORS EQUITY COMPENSATION PLAN

The ScanSource, Inc. Directors Equity Compensation Plan (the “Director Plan”) was originally adopted by the Board of Directors on October 24, 2003, and approved by the shareholders of the Company on December 4, 2003. On October 19, 2006, subject to shareholder approval at the Annual Meeting, the Board of Directors amended the Director Plan to provide that (i) non-employee directors will receive annual awards of restricted stock, as opposed to stock options, and (ii) the Board may, in its discretion, grant new non-employee directors an option to acquire shares of the Common Stock or an additional restricted stock award. If the amended and restated Director Plan is not approved by the shareholders, the Director Plan as adopted in 2003 will remain in effect.

In connection with the adoption of the Director Plan in 2003, the Company reserved 250,000 shares of Common Stock for issuance under the Director Plan. The shareholders are not being asked to approve an increase in the number of authorized shares under the Director Plan. As of October 19, 2006, there were approximately 168,400 shares of the Common Stock reserved and available for future awards under the Director Plan. As of October 19, 2006, there were four non-employee directors eligible to participate in the Director Plan.

The following is a summary of the provisions of the Director Plan, as proposed to be amended and restated. This summary is qualified in its entirety by the full text of the amended and restated plan, which is attached as Annex A to this Proxy Statement.

Purpose

The purpose of the Director Plan is to attract, retain and compensate highly-qualified individuals who are not employees of the Company or any of its subsidiaries or affiliates for service as members of the Board of Directors by providing them with an opportunity to participate in the Company’s future growth through the granting of restricted stock to purchase shares of the Common Stock. The Company intends that the Director Plan will benefit the Company and its shareholders by allowing non-employee directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interest of non-employee directors with that of the Company’s shareholders.

Eligibility

Each member of the Company’s Board of Directors who is not an employee of the Company or any of its subsidiaries or affiliates will be a participant in the Director Plan.

Administration

The Director Plan will be administered and interpreted by the Board of Directors. Subject to the express provisions of the Director Plan, the Board of Directors will have authority to interpret the Director Plan, to establish, amend and rescind any rules and regulation relating to the Director Plan, and to make all other determinations necessary or advisable for the administration of the Director Plan.

Shares Subject to Plan

The Company reserved 250,000 shares of Common Stock for issuance under the Director Plan. Such shares may be authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. If any award granted under the Director Plan is canceled, is forfeited or lapses for any reason, the shares of Common Stock subject to the award will again be available for issuance under the Director Plan.

Restricted Stock Grants

Annual Restricted Stock Grant. On the day following each annual meeting of the shareholders of the Company, each non-employee director will receive an award of restricted stock. The number of shares of restricted stock to be granted will be established from time to time by the Board. Until changed by the Board, the number of shares of restricted stock so awarded to each non-employee director will be determined by dividing $80,000 by the fair market value of the Common Stock on the date of grant. A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a prorated number of shares of Common Stock.

Award Restrictions. Restricted stock may not be transferred or sold by the non-employee director until it has vested.

Rights of a Shareholder. During the period in which any shares of Common Stock are subject to the restrictions on transfer, the non-employee director will have all the rights of a shareholder with respect to such shares, including, without limitation, the right to vote such shares and to receive dividends.

Special Grants

On the date that a new non-employee director is initially elected or appointed to the Board, the Board may, but need not, grant such non-employee director a non-qualified stock option to purchase a number of shares of Common Stock, or an additional award of restricted stock. The number of shares of Common Stock subject to the option or restricted stock award will be determined by the Board in its discretion.

Vesting of Awards

Restricted Stock. All restricted stock granted under the plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the non-employee director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If a non-employee director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the restricted stock as of the date of termination.

Options. All options granted under the plan, if any, will vest and become exercisable on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the non-employee director’s termination of service as a director by reason of his or her death, disability or retirement, or (ii) a change in control of the Company. Upon termination of a non-employee director’s service as a director for any reason other than for cause, his or her options, to the extent they were exercisable on the date of termination, will remain exercisable until the earlier of (i) the original expiration date of the option, or (ii) the first anniversary of the non-employee director’s termination as a director. If a non-employee director’s membership on the Board is terminated for cause, all options granted to such non-employee director will expire upon such termination.

Adjustments

Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under the Director Plan will be adjusted proportionately, and the Board will make such adjustments to the Director Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Discretionary Adjustments. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares), the Board may, in its sole discretion, provide (i) that awards will be settled in cash rather than Common Stock, (ii) that awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding awards may be settled by payment in cash or cash equivalents equal to the excess of the fair market value of the underlying Common Stock, as of a specified date associated with the transaction, over the exercise price of the award, and (v) any combination of the foregoing.

Termination and Amendment

The Director Plan will automatically terminate ten years after its effective date, but the Board may terminate the Director Plan at any time prior to that date. The Board may amend the Director Plan, but an amendment will be subject to shareholder approval if it would materially increase the benefits accruing to participants, materially increase the number of shares of Common Stock available under the Director Plan, materially modify the requirements for eligibility, expand the types of awards available under the Director Plan, materially extend the term of the Director Plan, or otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Common Stock is listed or traded. Termination or amendment of the Director Plan may not adversely affect any awards granted under the Director Plan unless the grantee consents.

No Implied Rights of Continued Board Service

The grant of any award pursuant to the Director Plan will not confer upon any recipient thereof any rights of continued service on the Board of Directors of the Company or affect the right of the Company to terminate the directorship of the holder at any time.

Federal Income Tax Effects

Restricted Stock. Unless a non-employee director makes an election to accelerate recognition of the income to the date of grant as described below, the non-employee director will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the non-employee director will recognize ordinary income equal to the fair market value of the Common Stock as of that date, and the Company will be allowed a corresponding federal income tax deduction at that time. If the non-employee director files an election under Code §83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date, and the Company will be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the stock will be taxable to the non-employee director at capital gains rates. However, if the stock is later forfeited, the non-employee director will not be able to recover the tax previously paid pursuant to the Code §83(b) election.

Nonqualified Stock Options. There will be no federal income tax consequences to the non-employee director or to the Company upon the grant of a nonqualified stock option under the Director Plan. When the non-employee director exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction. Any gain that the non-employee director realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Benefits to Non-Employee Directors

Only non-employee directors of the Company are entitled to participate in the Director Plan (currently 4 persons). The following table shows the benefits that would accrue under the Director Plan, for each year that it is in effect, to the persons and groups indicated, based on the market price information indicated.

Name and Position	Dollar Value	Number of Shares of Restricted Stock
All non-employee directors, as a group (currently 4 persons)	$320,000	10,464	(1)

(1)	Represents an estimate of the number of shares of restricted stock to be granted each year while the Director Plan is in effect, assuming there are four non-employee directors serving in such year, calculated by dividing $320,000 by $30.58, the closing price of the Common Stock on the NASDAQ Global Select Market on October 19, 2006. As described above, the actual number of shares of restricted stock to be granted annually to each non-employee director will be calculated by dividing $80,000 by the fair market value of the Common Stock on the date of grant, which will be the day following each annual meeting of shareholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED DIRECTORS EQUITY COMPENSATION PLAN. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE AMENDED AND RESTATED DIRECTORS EQUITY COMPENSATION.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent auditors to make an examination of the accounts of the Company for the fiscal year ending June 30, 2007, which appointment has been ratified by the Board of Directors. See the “Audit Committee Report” below for more information. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

A representative of Ernst & Young LLP is expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

Principal Accountant Fees and Services

As reflected in the table below, the Company incurred fees in fiscal 2005 and 2006 for services performed by Ernst & Young LLP related to such periods.

	Year Ended June 30, 2005	Year Ended June 30, 2006
Audit Fees	$805,653	$955,613
Audit-Related Fees	18,000	—
Tax Fees	53,662	79,569
All Other Fees	31,134	6,488

Total Fees	$908,449	$1,041,670

In the above table, in accordance with applicable SEC rules:

•	“audit fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in the Company’s Form 10-K, the audit of internal controls over financial reporting and review of financial statements included in the Company’s Form 10-Qs, and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements;

•	“audit-related fees” are fees for services performed during the respective years by the independent auditors for audits of the Company’s employee benefit plan and services related to the Company’s documentation of internal controls under Section 404 of the Sarbanes Oxley Act in 2004;

•	“tax fees” are fees for services performed during the respective years by the independent auditors for professional services related to certain foreign tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees for services performed by the independent auditors to the Company for any services not included in the first three categories above, and primarily consist of fees related to assistance with a compensation plan for a subsidiary in 2005 and technical reference material in 2006.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent auditor, including pre-approval of tax services within budgeted quarterly amounts. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee to one or more members of the Committee, who shall present any decision to pre-approve an activity to the full Committee at the first meeting following such decision. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by Ernst & Young LLP and has determined that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

OTHER BUSINESS

The Board of Directors of the Company knows of no other matter to come before the Annual Meeting. However, if any matter requiring a vote of the shareholders should be duly presented for a vote, then the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment.

PROPOSALS FOR 2007 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company by June 28, 2007 for possible inclusion in the proxy material relating to such meeting, in accordance with the SEC’s Rule 14a-8. Any proposal received after this date will be considered untimely and may be excluded from the proxy material.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2007 Annual Meeting of Shareholders (but not for inclusion in the proxy material relating to such meeting) will be 90 days prior to the date of the meeting. Such notice must also otherwise conform to the requirements of the Company’s Bylaws. For any other shareholder proposal intended to be presented at the 2007 Annual Meeting of Shareholders received by the Company after September 11, 2007, the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

MANAGEMENT

Directors and Executive Officers of the Registrant

The following sets forth certain information regarding the Company’s executive officers and directors:

James G. Foody, 76, has served as a Chairman of the Board of Directors since December 2005 and as a director of the Company since December 1995. Mr. Foody has served as a business consultant in Greenville, South Carolina since October 1990. Prior to that time, he was a partner in the accounting firm of Ernst & Young LLP.

Michael L. Baur, 49, has served as Chief Executive Officer of the Company since January 2000, President of the Company since its inception in December 1992, and as a director since December 1995. Prior to joining the Company, from April 1991 to November 1992, Mr. Baur served in various positions at Argent Technologies, Inc., a personal computer manufacturer, including President and General Manager.

Richard P. Cleys, 55, has served as Vice President and Chief Financial Officer of the Company since November 2002. Prior to joining the Company, Mr. Cleys served as Vice President and Controller of Lanier Worldwide, Inc., a multinational office product and service distributor from 1996 to 1998 and as Vice President Finance and Treasurer from 1999 to 2001. From 1993 to 1996, Mr. Cleys served as Vice President and Chief Financial Officer of AB Dick, Inc., a manufacturer of printing products.

Jeffery A. Bryson, 46, has served as Executive Vice President of Administration and Investor Relations since January 2006. Mr. Bryson served as Vice President of Administration and Investor Relations for the Company from July 2002 until January 2006, interim Chief Financial Officer from July 2002 to November 2002, and as Chief Financial Officer and Treasurer from 1993 until July 2002. Prior to joining the Company, Mr. Bryson was employed for more than seven years with the accounting firm of KPMG LLP, where he last held the position of senior manager. Mr. Bryson is currently a director of Computer Software Innovations, Inc., a software developer for the education and government market.

Robert S. McLain, Jr., 46, has served as the Company’s Vice President of Marketing since September 1997. Beginning in May 1995 he was employed by the Company to assist in the formation of a subsidiary of the Company, Transition Marketing, Inc. Transition Marketing Inc. was formed in August 1995, at which time, Mr. McLain began serving as President of Transition Marketing, Inc. From July 1993 to April 1995, Mr. McLain was Director of Marketing with Gates/FA Distributing, Inc., a distributor of PC products.

Steven R. Fischer, 61, has served as a director of the Company since December 1995. Mr. Fischer has served as President of North Fork Business Capital Corporation since July 2004, and as President of Transamerica Business Capital Corporation from September 2000 to February 2004, as Executive Vice President and Division Manager of Transamerica Business Capital Corporation from October 1997 to September 2000 and as Senior Vice President and Regional Manager of Transamerica Business Capital Corporation from March 1992 to October 1997. Mr. Fischer is currently a director of Falconstor Software Inc., a provider of storage networking infrastructure software.

Michael J. Grainger, 54, has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001 he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc. Mr. Grainger is currently a director of Bell Microproducts, a distributor of network storage technology.

John P. Reilly, 58, has served as a director of the Company since June 2001. Mr. Reilly is co-founder and managing partner of Keltic Financial Services, LLC in Rye, New York. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A.

Board Meetings and Committees

The Board of Directors of the Company met a total of 17 times during the Company’s fiscal year ended June 30, 2006. No director attended fewer than 75% of the total of such meetings and the meetings of the committees upon which he served, held during the period for which he served as director.

Other than Mr. Baur, the Board of Directors has determined that each member of the Board meets the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards.

Pursuant to the Bylaws of the Company, the Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, a Compensation Committee, a Governance Committee and a Nominating Committee.

The Audit Committee is composed of Messrs. Fischer, Foody, Grainger and Reilly. The functions of the Audit Committee include selecting the independent auditors, reviewing the scope of the annual audit undertaken by the Company’s independent auditors and the progress and results of their work, reviewing the financial statements of the Company and its internal accounting and auditing procedures and oversight of the Company’s internal audit function. No directors of the Company who are also executive officers may serve on the Audit Committee. This committee met 8 times during the fiscal year ended June 30, 2006. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards. The Board has determined that Mr. Grainger meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations.

The Compensation Committee is composed of Messrs. Fischer, Grainger, and Reilly. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of the Company, administering the Company’s stock option plans, and considering such other matters as may from time to time be referred to the Compensation Committee by the Board of Directors. No directors of the Company who are also executive officers of the Company may serve on the Compensation Committee. This committee met 3 times during the fiscal year ended June 30, 2006.

The Governance Committee is composed of Messrs. Baur, Fischer, Foody, Grainger and Reilly. The functions of the Governance Committee include oversight and responsibility for implementation of the Company’s program for complying with the requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC and NASDAQ thereunder or related thereto (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. This committee met 2 times during the fiscal year ended June 30, 2006.

The Nominating Committee is currently composed of the entire board. The functions of the Nominating Committee include oversight and responsibility for the recruitment and nomination of officers and directors of the Company from time to time including, but not limited to, the nomination of directors for election at each annual meeting of shareholders of the Company by a majority of the independent directors on the Board.

The Nominating Committee will identify and screen potential nominees for directors and recommend nominees to the Board. The Nominating Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to the Company; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service.

As vacancies arise, the Nominating Committee will consider nominees to the Board of Directors recommended by shareholders of the Company and will consider candidates recommended by shareholders in the same manner as other candidates. Nominations should be submitted in writing to the Secretary of the Company, giving the recommended nominee’s name, biographical data, and qualifications and must otherwise comply with the requirements of the Company’s Bylaws. See “Proposals for 2007 Annual Meeting” for further information.

This Nominating Committee acted by written consent one time during the fiscal year ended June 30, 2006.

The Nominating Committee operates pursuant to a charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Nominating Committee. A copy of the charter is included as Annex A to the Proxy Statement delivered in connection with the Company’s 2005 annual meeting.

Board Member Attendance at Annual Meetings

The Company encourages all of the directors to attend the annual meetings of shareholders. All of the directors then serving on the Board attended the 2005 Annual Meeting of Shareholders.

Communications Between Security Holders and Board of Directors

Security holders of the Company may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Company’s Secretary by mail in the care of the Secretary, at the Company’s principal executive offices, or by e-mail to john.ellsworth@scansource.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the chairman of the Board.

Code of Ethics

The Company’s code of conduct is applicable to all of the Company’s executive officers, including the Chief Executive Officer and the Chief Financial Officer, directors and employees. The Company will provide a copy of the code of conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Secretary. The Company may also post the code of conduct on its website at www.scansource.com.

The Company will post on its website, www.scansource.com, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the code of conduct that applies to the Chief Executive Officer and the Chief Financial Officer, or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code; or (v) accountability for adherence to the code. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor on a Form 8-K filed with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2006, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

EXECUTIVE COMPENSATION

The following table sets forth information concerning annual and long-term compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended June 30, 2006, 2005 and 2004 for the Company’s Chief Executive Officer and the next four most highly compensated executive officers of the Company during the fiscal year ended June 30, 2006 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Long-Term Compensation
	Annual Compensation (1)					Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Securities Underlying Options (2)	All Other Compensation (3)
Steven H. Owings Chairman of the Board until December 2005	2006 2005 2004	$ $ $	300,000 398,093 400,000	$ $ $	502,166 542,496 492,560	— 30,000 30,000	$ $ $	106,472 212,979 20,876

Michael L. Baur Chief Executive Officer and President	2006 2005 2004	$ $ $	700,607 623,077 600,000	$ $ $	930,606 812,184 738,840	80,000 70,000 70,000	$ $ $	130,593 121,803 20,876

Richard P. Cleys Vice President and Chief Financial Officer	2006 2005 2004	$ $ $	250,237 207,692 200,000	$ $ $	65,254 80,254 80,254	8,000 10,000 15,000	$ $ $	34,612 28,276 25,390

Jeffery A. Bryson Executive Vice President of Administration and Investor Relations	2006 2005 2004	$ $ $	192,500 189,434 152,500	$ $ $	50,380 44,889 58,754	4,000 3,200 4,400	$ $ $	33,913 31,305 20,876

Robert S. McLain, Jr. Vice President of Marketing	2006 2005 2004	$ $ $	165,000 166,154 155,000	$ $ $	78,745 67,832 72,129	3,200 3,200 4,400	$ $ $	32,657 27,902 20,876

(1)	The amounts shown for each Named Executive Officer may exclude certain perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer for any year included in this table.

(2)	Share information set forth in the Summary Compensation Table and in the additional stock option tables and elsewhere in this Proxy Statement gives effect to the 2-for-1 split of the Company’s Common Stock, effected in the form of a Common Stock dividend of one share of Common Stock for each outstanding share of Common Stock, as of June 6, 2006.

(3)	For 2006, the amounts shown for each Named Executive Officer include Company contributions to the Company’s profit-sharing plan in the amount of $21,935 (except for Mr. Bryson’s, which was $21,427) and 401(k) matching contributions in the amount of $800. In addition, amounts shown for 2006 include (i) Company matching contributions to the Company’s Deferred Compensation Plan in the following amounts: for Mr. Owings, $79,777; for Mr. Baur, $104,546; for Mr. Cleys, $7,790; for Mr. Bryson, $10,918; for Mr. McLain, $9,184; and (ii) Company matching contributions to the Executive Disability Plan in the following amounts: for Mr. Owings, $3,960; for Mr. Baur, $3,312; for Mr. Cleys, $4,087; for Mr. Bryson, $768; for Mr. McLain, $738.

Option Grants

The following table sets forth information with respect to the stock options granted to the Named Executive Officers during the fiscal year ended June 30, 2006.

Option Grants In Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Steven H. Owings	—	—	—	—	—	—
Michael L. Baur	80,000	30.5%	$27.48	01/05/2016	$1,382,562	$3,503,683
Richard P. Cleys	8,000	3.1%	$27.48	01/05/2016	$138,256	$350,368
Jeffery A. Bryson	4,000	1.5%	$27.48	01/05/2016	$69,128	$175,184
Robert S. McLain, Jr.	3,200	1.2%	$27.48	01/05/2016	$55,302	$140,147

(1)	All options were granted under the ScanSource, Inc. 2002 Long-Term Incentive Plan and vest in one-third increments on the anniversary date of the grant (January 5, 2006) over the next three years.

(2)	The exercise price equals the closing price of the Common Stock as reported on the NASDAQ Global Select Market on the date of grant.

Option Exercises and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended June 30, 2006, and the number and value of unexercised stock options held by each of the Named Executive Officers at June 30, 2006.

Aggregated Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven H. Owings (3)	107,470	$2,636,708	157,507	29,998	$2,853,537	$62,594
Michael L. Baur	90,356	$2,222,214	405,168	150,000	$7,280,098	$293,271
Richard P. Cleys	—	—	40,000	19,666	$420,991	$46,020
Jeffery A. Bryson	—	—	57,180	7,600	$1,151,854	$16,543
Robert S. McLain, Jr.	—	—	34,000	6,800	$617,081	$15,071

(1)	Value Realized is based on the per share closing price of the Common Stock as reported on The NASDAQ Global Select Market on the day of exercise over the exercise price of the options.

(2)	Based on a per share price of $29.32, the closing price of the Common Stock as reported on The NASDAQ Global Select Market on June 30, 2006, the last trading day of the fiscal year, less the exercise price of the options.

(3)	Mr. Owings retired from the position of Chairman of the Board and resigned from the Board of Directors in December 2005. The referenced shares were acquired upon exercise of options after his retirement.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of June 30, 2005.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	903,830	(1)	$24.55	563,860	(7)
	653,778	(2)	$8.00	39,340	(8)
	70,448	(3)	$7.92	15,778
	81,600	(4)	$25.84	168,400
	114,600	(5)	$14.32	—

Equity Compensation Plans Not Approved by Shareholders	2,668	(6)	$3.50	—

TOTAL:	1,826,924		$17.36	787,378

(1)	ScanSource, Inc. 2002 Long-Term Incentive Plan

(2)	ScanSource, Inc. 1997 Stock Incentive Plan, as amended

(3)	ScanSource, Inc. 1993 Incentive Stock Option Plan, as amended

(4)	ScanSource, Inc. Directors Equity Compensation Plan

(5)	ScanSource, Inc. 1999 Non-Employee Director Stock Option Plan, as amended

(6)	Plan not approved by shareholders consists of the following as further described below: 1997 Stock Option Plan for Paige Rosamond

(7)	Includes 563,860 shares that may be granted as awards of restricted stock, performance shares or unrestricted stock

(8)	Includes 39,340 shares that may be granted as awards of restricted stock

Description of Equity Compensation Plans Not Approved by Shareholders

ScanSource, Inc. 1997 Stock Option Plan for Paige Rosamond. The ScanSource, Inc. 1997 Stock Option Plan for Paige Rosamond was created pursuant to the terms of a Stock Option Agreement dated March 19, 1997 between the Company and Paige Rosamond. Pursuant to the agreement, Paige Rosamond was granted 4,000 options to purchase shares of the Company’s Common Stock at a purchase price of $3.50 per share, the fair market value on the date of grant (of which, 2,668 remained outstanding at June 30, 2006). The options vested in three equal annual installments on the anniversary of the grant date. Any options not exercised on or before the tenth anniversary of the date of grant will terminate.

Employment, Severance and Change in Control Agreements

Each of the Named Executive Officers has entered into an employment agreement with the Company. Mr. Owings resigned from the positions of Chairman of the board and as a director in December 2005, but has continued his employment with the Company in an advisory role with reduced responsibilities. Each of Mr. Baur’s, Mr. Owings’ and Mr. Cleys’ employment agreement is effective for a term ending on June 30, 2008 (April 30, 2008 in the case of Mr. Owings), unless a change in control occurs, in which case the employment agreement will be effective until the later of June 30, 2008 or the first anniversary of the change in control. Mr. McLain’s and Mr. Bryson’s employment agreements are effective for a term ending on December 31, 2006 and June 30, 2008, respectively.

Each executive is entitled to an annual base salary, subject to yearly review, plus an annual incentive bonus opportunity, which, in the case of Messrs. Baur, Bryson, McLain and Owings, is determined annually based on a measurement of return on invested capital and operating income, and in the case of Mr. Cleys, is determined based on attainment of management objectives. Each executive is entitled to participate in all incentive, savings, retirement and welfare benefit plans made generally available to executive officers of the Company. In addition, Mr. Owings and Mr. Baur shall also be entitled to participate in all deferred compensation plans made available to senior executives generally, and shall be entitled to participate in one or more supplemental executive retirement plans or policies that may be established by the Company. The current annual salaries of these executive officers are as follows: Mr. Baur—$700,000; Mr. Owings—$300,000; Mr. Cleys—$250,000; Mr. Bryson—$200,000; and Mr. McLain—$170,000.

Each of Messrs. Baur, Owings, Cleys, Bryson and McLain has agreed in his employment agreement not to disclose or use confidential information or to compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of two years following the termination of his employment with respect to Mr. Baur, Mr. Owings, Mr. Cleys, and Mr. Bryson and for a period of one year with respect to Mr. McLain.

Each of these employment agreements may be terminated by the Company at any time for “cause” (as defined therein) or for no reason, or by the executive with or without “good reason” (as defined therein, which includes termination by the executive for certain reasons during the 60-day period beginning on the six-month anniversary of a change in control). The agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

If the executive’s employment is terminated by the Company without cause or if he resigns for good reason and the executive signs a release, the Company will be required to pay him his accrued salary, a pro rata annual bonus, and other accrued benefits through the date of termination. In addition, the Company will be required to pay the executive a severance amount equal to the executive’s highest combined base salary and annual bonus in the last three full fiscal years, multiplied by an applicable severance multiple. The severance multiple with respect to Mr. Baur, Mr. Owings and Mr. Cleys is the greater of (a) one, (b) the number of full months then remaining until June 30, 2008 (April 30, 2008 in the case of Mr. Owings), divided by 12, and (c) two (in the case of Mr. Cleys) or three (in the case of Mr. Baur and Mr. Owings), if the employment termination occurs within 12 months after or otherwise in contemplation of a change in control. The severance multiple for Mr. McLain is the number of days remaining between the date of termination and December 31, 2006, divided by 365. In addition, if Mr. Baur’s employment is terminated by the Company without cause or if he resigns for good reason, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80.

With respect to Mr. Bryson, if: (1) Mr. Bryson’s employment is terminated by the Company other than for cause or disability during the period of his employment agreement, (2) Mr. Bryson terminates his employment for good reason during the period of his employment agreement, (3) Mr. Bryson’s employment is terminated by the Company other than for cause or disability within 60 days of June 30, 2008, or (4) Mr. Bryson’s employment is terminated within 12 months after, or otherwise in contemplation of, a change in control of the Company, and not for cause or disability, then he will receive a severance package which includes, among other things, a lump sum payment in cash of the sum of his salary earned through the date of termination (to the extent not already paid) and unpaid incentive compensation earned to the date of termination, plus an amount equal to the highest combined annual salary and incentive compensation earned by Mr. Bryson from the Company, including any such amounts earned but deferred, in the last three calendar years prior to the date of termination. Mr. Bryson’s receipt of these benefits will be subject to his execution of a release of claims in the form customarily used by the Company upon termination of the employment of a senior executive officer.

If the employment of the executive is terminated by reason of his death, disability or retirement, or if the employment period is allowed to expire without early termination, the executive will be entitled to his accrued salary, pro rata annual bonus and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. If the Company terminates the executive for cause, or if he resigns from the Company without good reason, he will be entitled to his accrued salary and benefits through the date of termination, but no additional severance amount. If Mr. Baur’s employment is terminated by reason of his disability or retirement, he and his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur reaches age 65, and then will receive MediGap coverage, to the extent available, until Mr. Baur reaches the age of 80. If Mr. Baur’s employment is terminated by reason of his death, his dependents will receive continued medical, dental and prescription drug benefits until Mr. Baur would have reached age 65. In addition, if Mr. Baur’s employment is terminated by reason of his disability, the Company has agreed that Mr. Baur will receive an annual payment of $60,000 until Mr. Baur is no longer considered disabled or until he attains age 65. Such benefit may be funded, at the election of the Company, through an individual long-term disability policy or by the Company directly.

Pursuant to his Amended and Restated Employment Agreement, Mr. Owings, rather than devoting all his business time to the Company, will devote up to 30 hours per week, and his base pay was decreased from $400,000 to $300,000 as noted above. The amounts payable to Mr. Owings under his incentive bonus program were also reduced by 25%.

Compensation of Directors

Directors who are not employees of the Company are paid an annual retainer of $25,000. An additional annual retainer of $25,000 is paid, as applicable, to a non-executive Chairman (or Acting Chairman) of the Board of Directors. Additional annual retainers of $2,000 are paid to the chairmen of the Audit Committee, Compensation Committee, Nominating Committee and Governance Committee. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of the Company’s shareholders. Non-employee directors also receive meeting fees of $1,500 for each board meeting attended; $2,000 for each Audit Committee meeting attended; $1,000 for each other stand-alone committee meeting attended, and $500 for each other committee meeting attended where such committee meeting is held at the same time as a board meeting or other committee meeting.

Under the Director Plan, as currently in effect, on the day following each annual meeting of shareholders, each non-employee director is granted stock options to purchase a number of shares of Common Stock (rounded up to the nearest hundred shares) calculated by dividing $200,000 by the average per share stock price of the Common Stock for the 30 day period immediately preceding the grant date. Options granted under the Director Plan are exercisable beginning six months after the option is granted. Options may be exercised only during the period in which the option holder remains a director of the Company and for one year thereafter, unless the director’s membership on the Board of Directors is terminated for cause, in which case all options granted to such director expire upon such termination.

After the approval of the Amended and Restated Director Plan as proposed in Proposal Two in this proxy statement, on the day following each annual meeting of shareholders each non-employee director will receive an award of restricted stock, with the number of shares of restricted stock determined by dividing $80,000 by the fair market value of the Common Stock on the date of grant. A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a prorated number of shares of Common Stock. Restricted stock may not be transferred or sold until it has vested. Restricted stock granted under the Amended and Restated Director Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the restricted stock as of the date of termination.

All directors are reimbursed for their expenses incurred in connection with the performance of their services as directors.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2006, Messrs. Fischer, Foody, Grainger and Reilly served on the Compensation Committee. Mr. Fischer served on the committee during the entire fiscal year, Mr. Foody served on the committee until February 28, 2006, Mr. Grainger was appointed to the committee as of March 1, 2006 and Mr. Reilly was appointed to the committee as of March 1, 2006. During the fiscal year ended June 30, 2006, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of the Company’s executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Company’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation of the Company’s executive officers is generally determined by the Compensation Committee of the Board of Directors. The following report with respect to certain compensation paid or awarded to the Company’s executive officers during the fiscal year ended June 30, 2006 is furnished by the directors who comprise the Compensation Committee.

General Policies. The Company’s compensation program is intended to enable the Company to attract, motivate, reward and retain the management talent to achieve corporate objectives, and thereby increase shareholder value. It is the Company’s policy to provide incentives to senior management to achieve both short-term and long-term objectives. To attain these objectives, the Company’s executive compensation program is composed of a base salary, cash bonus and stock options. Salary and cash bonus are generally established for the Named Executive Officers in an employment agreement.

Base Salary. Base salaries for each of the Named Executive Officers as established in his employment agreement are determined by a subjective assessment of the executive officer’s performance, in light of the officer’s responsibilities and position with the Company and the Company’s performance during prior periods. In evaluating overall Company performance, the primary focus is upon financial performance for the relevant annual period measured by operating income. Base salaries are reviewed periodically and from time to time by the Compensation Committee and adjusted appropriately.

Cash Bonus. A cash bonus for each of the Named Executive Officers is established as incentive compensation based on a measurement of return on invested capital and operating income for Messrs. Baur, Bryson, McLain and Owings and attainment of management objectives for Mr. Cleys. Cash bonuses are reviewed periodically and from time to time by the Compensation Committee and adjusted accordingly.

Stock Options. Executive compensation includes the grant of stock options in order to more closely align the interests of the executive with the long-term interests of the shareholders.

Deferred Compensation Plan. The Company maintains a deferred compensation plan pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. Participants’ funds are invested among various funds designated by the plan administrator and currently may not be invested in the Common Stock. The Company may make matching contributions which vest over a five-year period. Participants become fully vested in any matching contributions upon a change in control of the Company and upon their death, disability or attainment of age 65.

Chief Executive Officer Compensation. Michael L. Baur is an original founder of the ScanSource concept and has devoted his career to this concept since the inception of the Company in December 1992. The

Compensation Committee believes that Mr. Baur’s entrepreneurial drive, dedication, commitment and knowledge have been vitally important to the successful and ongoing growth of the Company. Mr. Baur’s overall compensation for the fiscal year ended June 30, 2006 consisted of base salary, cash bonus, deferred compensation and stock options. In determining Mr. Baur’s compensation, the Compensation Committee evaluated Mr. Baur’s personal performance, the performance of the Company and Mr. Baur’s long-term commitment to the success of and ownership position in the Company.

Compensation Committee:

John P. Reilly

Michael J. Grainger

Steven R. Fischer

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At June 30, 2006, Steven H. Owings, Chairman of the Board until December 2005, was a 50% owner of Custom Images, a specialty advertising company. Sales by Custom Images to the Company for the year ended December 31, 2005 amounted to $256,510, representing 6.9% of Custom Images’ sales. All sales are at arms’-length and are made on a competitive basis.

PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return of the Common Stock over a five-year period with The Nasdaq Stock Market (US) Index and with the Standard Industrial Classification (“SIC”) Code Index (SIC Code 5045—Wholesale—Computers and Peripheral Equipment and Software) for the same period. Total shareholder return represents stock price changes and assumes the reinvestment of dividends. The graph assumes the investment of $100 on July 1, 2001.

	2001	2002	2003	2004	2005	2006
SCANSOURCE, INC.	100.00	129.50	112.82	250.61	181.11	247.32
NASDAQ MARKET INDEX	100.00	67.83	75.43	95.93	95.82	101.99
SIC CODE INDEX	100.00	81.07	69.86	101.04	89.86	96.09

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock at October 19, 2006 of: (i) each person known by the Company to beneficially own five percent or more of the Common Stock; (ii) each director of the Company, (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company, as a group.

	Shares Beneficially Owned (1)
Name	Number	Percentage
FMR Corp. (2)	3,000,014	11.7%
First Pacific Advisors, Inc. (3)	2,137,200	8.3%
Neuberger Berman (4)	1,479,170	5.7%
Eaton Vance Corporation (5)	1,353,934	5.3%
Michael L. Baur (6)	524,000	2.0%
Steven H. Owings (7)	231,079	*
Steven R. Fischer (8)	98,900	*
James G. Foody (9)	94,800	*
John P. Reilly (10)	64,600	*
Jeffery A. Bryson (11)	60,280	*
Robert S. McLain, Jr. (12)	50,256	*
Richard P. Cleys (13)	40,000	*
Michael J. Grainger (14)	13,800	*
All directors and executive officers as a group (8 persons) (15)	946,636	3.6%

*	Amount represents less than 1.0%.

(1)	Applicable percentage of ownership is based upon 25,742,681 shares of Common Stock outstanding on October 19, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	A Schedule 13G/A filed with the SEC reflects that FMR Corp. is the ultimate parent company of a variety of companies engaged in the securities business and was, along with certain related persons, the beneficial owner of the indicated shares as of December 31, 2005, including 511,200 shares as to which it held sole voting power and as to all of which it held sole investment power. The business address of the named shareholder is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	A Schedule 13G filed with the SEC reflects that First Pacific Advisors, Inc. is the beneficial owner of the indicated shares as of December 31, 2005, including 137,200 shares as to which it held shared voting power and as to all of which it held shared investment power. The business address of the named shareholder is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064.

(4)	A Schedule 13G filed with the SEC reflects that Neuberger Berman, Inc., along with certain of its affiliates, is the beneficial owner of the indicated shares as of December 31, 2005, including 200,514 shares as to which it held sole voting power, 378,500 shares as to which it held shared voting power, and as to all of which it held sole investment power. The business address of the named shareholder is 605 third Avenue, New York, New York 10158.

(5)	A Schedule 13G filed with the SEC reflects that Eaton Vance Corporation is the beneficial owner of the indicated shares as of December 31, 2005, as to all of which it held sole voting power and sole investment power. The business address of the named shareholder is 255 State Street, Boston Massachusetts 02109.

(6)	Includes 405,168 shares issuable pursuant to exercisable options granted by the Company. Does not include 150,000 shares issuable pursuant to options granted by the Company which are not currently exercisable.

(7)	Includes 157,507 shares issuable pursuant to exercisable stock options granted by the Company. Does not include 29,998 shares issuable pursuant to options granted by the Company, which are not currently exercisable.

(8)	Includes 86,600 shares issuable pursuant to exercisable options granted by the Company, and includes 5,400 shares owned by a member of Mr. Fischer’s household.

(9)	Includes 31,200 shares issuable pursuant to exercisable options granted by the Company, and includes 5,900 shares owned by Mr. Foody’s wife.

(10)	Includes 64,600 shares issuable pursuant to exercisable options granted by the Company.

(11)	Includes 57,180 shares issuable pursuant to exercisable options granted by the Company. Does not include 7,600 shares issuable pursuant to options granted by the Company which are not currently exercisable.

(12)	Includes 34,000 shares issuable pursuant to exercisable options granted by the Company. Does not include 6,800 shares issuable pursuant to options granted by the Company which are not currently exercisable.

(13)	Includes 40,000 shares issuable pursuant to exercisable options granted by the Company. Does not include 19,666 shares issuable pursuant to options granted by the Company which are not currently exercisable.

(14)	Includes 13,800 shares issuable pursuant to exercisable options granted by the Company.

(15)	Mr. Owings is not included in this group because he is not longer an executive officer or director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter originally adopted on June 1, 2000 and amended in 2005, a copy of which is attached as Annex B to the proxy statement delivered in connection with the Company’s 2005 annual meeting. This report reviews the actions taken by the Audit Committee with regard to the financial reporting process during the fiscal year ended June 30, 2006 and particularly with regard to the Company’s audited consolidated financial statements as of June 30, 2006 and June 30, 2005 and for the three years ended June 30, 2006.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as the Company’s independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met 8 times during the fiscal year ended June 30, 2006.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures required of auditors by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2006 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of the Company’s interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of its financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the SEC.

Audit Committee: Michael J. Grainger Steven R. Fischer James G. Foody John P. Reilly

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which is required to be filed with the SEC, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written request to Mr. Richard P. Cleys, Chief Financial Officer, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

By order of the Board of Directors,

James G. Foody Chairman of the Board

October 26, 2006

Annex A

SCANSOURCE, INC.

AMENDED AND RESTATED DIRECTORS EQUITY COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of the ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of ScanSource, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with an opportunity to participate in the Company’s future growth through the granting of restricted stock or options to purchase shares of Common Stock of the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s shareholders.

1.2. ELIGIBILITY. All active Non-Employee Directors shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Award” means an award of Restricted Stock or Options granted under Section 5 of the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means and includes the occurrence of any one of the following events:

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d) “Company” means ScanSource, Inc., a South Carolina corporation.

(e) “Common Stock” means the common stock, no par value, of the Company.

(f) “Disability” means any illness or other physical or mental condition of a Non-Employee Director that renders him or her incapable of performing as a director of the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Board, is permanent and continuous in nature. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of a Non-Employee Director’s condition.

(g) “Effective Date” has the meaning set forth in Section 7.2 of the Plan.

(h) “Fair Market Value,” on any date, means (i) if the Common Stock is listed on a securities exchange or is traded over the NASDAQ Global Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the NASDAQ Global Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such NASDAQ quotations, Fair Market Value will be determined by such other method as the Board determines in good faith to be reasonable.

(i) “Grantee” means a Non-Employee Director of the Company to whom an award of Restricted Stock or an Option has been granted under Section 5.

(j) “Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its subsidiaries or affiliates.

(k) “Option” means an option to purchase Common Stock granted under Section 5 of the Plan. Options granted under the Plan are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

(l) “Option Grant Date” has the meaning set forth in Section 5.1(b) of the Plan.

(m) “Plan” means the ScanSource, Inc. Amended and Restated Directors Compensation Plan, as amended from time to time.

(n) “Plan Year(s)” means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

(o) “Restricted Stock Award” means an award of shares of Common Stock that are subject to certain restrictions and to risk of forfeiture.

(p) “Restricted Stock Grant Date” has the meaning set forth in Section 5.2(b) of the Plan.

(q) “Retirement” means retirement as a director of the Company in accordance with normal Company policies.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan.

3.3. INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of the Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

ARTICLE 4

SHARES

4.1. SHARES SUBJECT TO THE PLAN. Subject to adjustment in accordance with the provisions of Section 5.2 of the Plan, the shares of Common Stock that may be issued pursuant to the Plan shall not exceed in the aggregate 250,000 shares. Such shares may be authorized and unissued shares or reacquired shares. The Board’s adoption of this Plan shall constitute the reservation of 250,000 shares of authorized and unissued Common Stock for issuance pursuant to this Plan. To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any shares of Common Stock subject to the Award will again be available for issuance under the Plan. If the exercise price of an Option is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or attestation), only the number of shares issued in excess of the delivery or attestation shall be considered for purposes of determining the maximum number of shares remaining available for issuance under the Plan.

ARTICLE 5

EQUITY AWARDS

5.1. STOCK OPTION AWARDS

(a) Stock Option Grants. On the date that a new Non-Employee Director is initially elected or appointed to the Board, the Board may, but need not, grant such Non-Employee Director an Option to purchase a number of shares of the Company’s Common Stock. The number of shares of Common Stock subject to the Option shall be determined by the Board in its discretion.

(b) Exercise Price. The exercise price for any Option granted under the Plan shall be the Fair Market Value of the shares of Common Stock subject to the Option on the date of grant (the “Option Grant Date”).

(c) Medium and Time of Payment. The exercise price shall be payable in full upon the exercise of an Option in (i) cash, and/or (ii) through a “net” exercise arrangement, whereby the Company shall retain from the Option that number of Option shares having a Fair Market Value on the date of exercise equal to some or all of the exercise price.

(d) Term. Each Option granted under the Plan shall, to the extent not previously exercised, terminate and expire on the date ten (10) years after the Option Grant Date, unless earlier terminated as provided hereinafter. Upon termination of the Grantee’s membership on the Board for any reason other than for cause (including without limitation by reason of death, Disability, Retirement or failure to be re-nominated or re-elected as a director), the Options held by the Grantee under the Plan, to the extent they were exercisable on the date of termination, shall remain exercisable until the earlier of (i) the original expiration date of the Option, or (ii) the first anniversary of the Grantee’s termination as a director. In the event of the death of the Grantee, the Grantee’s personal representatives, heirs or legatees may exercise the Options held by the Grantee on the date of death, upon proof satisfactory to the Company of their authority. Such exercise otherwise shall be subject to the terms and conditions of the Plan. If the Grantee’s membership on the Board of Directors is terminated for cause, all options granted to such Grantee shall expire upon such termination.

(e) Vesting of Options. Each Option granted under this Plan shall vest and become exercisable six (6) months after the Option Grant Date, or upon the earlier occurrence of (i) the Non-Employee Director’s termination of service as a director by reason of his or her death, Disability or Retirement, or (ii) a Change in Control of the Company.

(f) Method of Exercise. All Options granted under the Plan shall be exercised by an irrevocable written notice directed to the Secretary of the Company at the Company’s principal place of business or to such other person or place as the Secretary shall direct. Such written notice shall be accompanied by payment in full of the exercise price for the shares for which such Option is being exercised. The Company shall make delivery of certificates representing the shares for which an Option has been exercised within a reasonable period of time; provided, however, that if any law, regulation or agreement requires the Company to take any action with respect to the shares for which an Option has been exercised before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. Certificates representing shares for which

Options are exercised under the Plan may bear such restrictive legends as may be necessary or desirable in order to comply with applicable federal and state securities laws. Nothing contained in the Plan shall be construed to require the Company to register any shares of Common Stock underlying Options granted under this Plan.

(g) Transferability of Options. No Option granted hereunder shall be assignable or transferable by the Grantee except by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order that would satisfy Section 414(p)(1)(A) of the Internal Revenue Code of 1986, as amended, if such provision applied to an Option under the Plan.

(h) Rights as Shareholder. Neither the Grantee nor the Grantee’s personal representatives, heirs, legatees or transferees shall have rights as a shareholder of the Company with respect to shares of Common Stock covered by the Grantee’s Option until the Grantee or such other person becomes the holder of record of such shares.

(i) Option Agreements. All Options shall be evidenced by a written Option Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board.

5.2. RESTRICTED STOCK AWARDS

(a) Annual Restricted Stock Grants. On the day following each annual meeting of the Company’s shareholders, each Non-Employee Director serving as such on that date shall be granted a Restricted Stock Award having an aggregate Fair Market Value equal to an amount established from time to time by the Board (the “Current Award Value”). Until changed by the Board, the Current Award Value shall be $80,000. The number of shares of Restricted Stock so awarded to each Non-Employee Director shall be determined by dividing the Current Award Value by the Fair Market Value per share as of the date of grant (rounded up to the nearest hundred shares). In addition, any person who first becomes a Non-Employee Director on a date other than a regularly scheduled annual meeting of the Company’s shareholders shall be granted a Restricted Stock Award which shall consist of a number of shares of Restricted Stock equal to the Current Award Value divided by the Fair Market Value per share as of the date of grant, multiplied by a fraction, the numerator of which is the number of full months before the next regularly scheduled annual meeting of the Company’s shareholders, and the denominator of which is 12 (rounded up to the nearest hundred shares).

(b) Reduced Awards. Each day that Restricted Stock Awards are to be granted under the Plan is referred to hereinafter as a “Restricted Stock Grant Date.” If on any Restricted Stock Grant Date, shares of Common Stock are not available to grant to Non-Employee Directors the full amount of a grant contemplated by the immediately preceding paragraph, then each Non-Employee Director shall receive a Restricted Stock Award (a “Reduced Grant”) in an amount equal to the number of shares of Common Stock then available, divided by the number of Non-Employee Directors as of the applicable Restricted Stock Grant Date. Fractional shares shall be ignored and not granted.

If a Reduced Grant has been made and, thereafter, during the term of this Plan, additional shares of Common Stock become available for grant (e.g., by an amendment approved by the shareholders or because of the forfeiture or lapse of a Restricted Stock Award), then each person who was a Non-Employee Director both on the Restricted Stock Grant Date on which the Reduced Grant was made and on the date additional shares of Common Stock become available (a “Continuing Non-Employee Director”) shall receive an additional Restricted Stock Award. The number of newly available shares shall be divided equally among the Restricted Stock Awards granted to the Continuing Non-Employee Directors; provided, however, that the aggregate number of shares of Common Stock subject to a Continuing Non-Employee Director’s additional Restricted Stock Award plus any prior Reduced Grant to the Continuing Non-Employee Director on the applicable Restricted Stock Grant Date shall not exceed the number of shares of Common Stock (rounded up to the nearest hundred shares) equal to the Current Award Value. If more than one Reduced Grant has been made, available Restricted Stock Awards shall be granted beginning with the earliest such Restricted Stock Grant Date.

(c) Additional Restricted Stock Award. The Board may also, in its discretion, grant a new Non-Employee Director, on the date that he or he is initially elected or appointed to the Board, an additional Restricted Stock Award in such number of shares of Common Stock as shall be determined by the Board in its discretion.

(d) Award Restrictions. Common Stock pursuant to a Restricted Stock Award may not be transferred or sold by the Non-Employee Director and is subject to forfeiture until vested in accordance with Section 5.2(e).

(e) Vesting of Restricted Stock Awards. Each Restricted Stock Award granted under this Plan shall vest and become non-forfeitable as to 100% of the shares six (6) months after the Restricted Stock Grant Date, or upon the earlier occurrence of (i) the Non-Employee Director’s termination of service as a director by reason of his or her death, Disability or Retirement, or (ii) a Change in Control of the Company. Upon the Non-Employee Director’s termination of service as a director for any other reason, the Non-Employee Director shall forfeit all of his or her right, title and interest in and to the Restricted Stock as of the date of termination, and such shares of Restricted Stock shall revert to the Company immediately following the event of forfeiture.

(f) Rights as Shareholder. During the period in which any shares of Common Stock are subject to the restrictions on transfer imposed under Section 5.2(d), the Grantee shall have all the rights of a shareholder with respect to such shares, including, without limitation, the right to vote such shares and to receive dividends.

(g) Restricted Stock Award Agreements. All Restricted Stock Awards shall be evidenced by a written Restricted Stock Award Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board.

5.3. ADJUSTMENTS

(a) Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Article 4 shall be adjusted proportionately, and the Board shall make such adjustments to the Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Board may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding awards or the measure to be used to determine the amount of the benefit payable on an award; and (iv) any other adjustments that the Board determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, the authorization limits under Article 4 shall automatically be adjusted proportionately, and the shares of Common Stock then subject to each award shall automatically, without the necessity for any additional action by the Board, be adjusted proportionately without any change in the aggregate purchase price therefor.

(b) Discretionary Adjustments. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 5.3(a)), the Board may, in its sole discretion, provide (i) that awards will be settled in cash rather than Common Stock, (ii) that awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Common Stock, as of a specified date associated with the transaction, over the exercise price of the award, and (v) any combination of the foregoing. The Board’s determination need not be uniform and may be different for different participants whether or not such participants are similarly situated.

(c) General. Any discretionary adjustments made pursuant to this Section 5.3 shall be subject to the provisions of Section 6.1.

ARTICLE 6

AMENDMENT, MODIFICATION AND TERMINATION

6.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of shares of Common Stock available under the Plan, (iii) materially modify the requirements for eligibility, (iv) expand the types of awards available under the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Common Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason.

6.2. EFFECT ON OUTSTANDING AWARDS. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Non-Employee Director. An outstanding Option shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Option determined as if the Option had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Option).

ARTICLE 7

GENERAL PROVISIONS

7.1. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

7.2. EFFECTIVE DATE. The Plan was originally adopted by the Board on October 24, 2003 and was approved by the shareholders and became effective on December 4, 2003 (the “Effective Date”). The Plan was amended and restated by the Board on October 19, 2006 and approved by the shareholders on December     , 2006.

7.3. DURATION OF THE PLAN. The Plan shall remain in effect until the day immediately following the 2016 annual meeting of Company’s shareholders, unless terminated earlier by the Board.

SCANSOURCE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, DECEMBER 7, 2006, AT THE MARRIOTT HOTEL, ONE PARKWAY EAST, GREENVILLE, SOUTH CAROLINA AT 10:00 A.M. LOCAL TIME.

The undersigned hereby appoints Michael L. Baur and Jeffery A. Bryson, or either of them acting in the absence of the other, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of the common stock of ScanSource, Inc., a South Carolina corporation, held or owned by the undersigned or standing in the name of the undersigned at the 2006 Annual Meeting of Shareholders of the Company and at any adjournment thereof, and the undersigned hereby instructs said attorneys to vote as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

SCANSOURCE, INC.

December 7, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Approval of the ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan.	☐	☐	☐

	NOMINEES:				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Michael L. Baur O Steven R. Fischer O James G. Foody O Michael J. Grainger O John P. Reilly	One-year term One-year term One-year term One-year term One-year term	3.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending June 30, 2007.	☐	☐	☐
			4.	In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				THIS PROXY WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND EACH OF THE MATTERS SET FORTH ABOVE, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR BEST JUDGMENT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.